DILIGENT BOARD MEMBER SERVICES, INC.

Exhibit 99.1

Market Announcement – Special Committee Appointed

24 December 2012

It has been raised with Diligent Board Member Services, Inc. (Diligent) that some options and shares granted to some executives may not have been issued in strict compliance with the relevant stock option and incentive plans.

The Board of Diligent has appointed a Special Committee to review the surrounding circumstances. Should it be determined that options or shares have been issued otherwise than in strict accordance with the relevant plans, the Board of Diligent will seek to rectify the position, as appropriate.